SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number 1-14205

                            JWGENESIS FINANCIAL CORP.
             (Exact name of registrant as specified in its charter)

                        980 N. Federal Highway, Suite 210
                            Boca Raton, Florida 33432
                                 (561) 338-2600
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.001 Par Value
            (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i). . .   [X]     Rule 12h-3(b)(1)(ii). . .[ ]
         Rule 12g-4(a)(1)(ii) . .   [ ]     Rule 12h-3(b)(2)(i) . . .[ ]
         Rule 12g-4(a)(2)(i). . .   [ ]     Rule 12h-3(b)(2)(ii). . .[ ]
         Rule 12g-4(a)(2)(ii) . .   [ ]     Rule 15d-6. . . . . . . .[ ]
         Rule 12h-3(b)(1)(i). . .   [X]

     Approximate number of holders of record as of the certification or notice date: Common Stock: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, JWGenesis Financial Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    FIRST UNION GENESIS HOLDINGS, INC., as
                                    successor by merger to JWGenesis
                                    Financial Corp.

DATE: January 2, 2001               BY:  /s/ Anthony R. Augliera
                                       -------------------------------------
                                       Anthony R. Augliera
                                       Vice President